Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

White Electronic Designs Corporation

at

$7.00 NET PER SHARE

by

Rabbit Acquisition Corp.

a wholly owned subsidiary of

Microsemi Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 27, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated March 29, 2010 (the “Merger Agreement”), by and among Microsemi Corporation (“Parent” or “Microsemi”), Rabbit Acquisition Corp. (“Purchaser”) and White Electronic Designs Corporation (“Seller”). Purchaser is offering to purchase in a cash tender offer (the “Offer”) all outstanding shares of common stock, stated value $0.10 per share, of Seller (the “Company Shares”), at a price of $7.00 per Company Share, net to the selling shareholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction, the absence of which would reasonably be expected to dilute materially the anticipated benefits to Parent of the transaction. The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) at least that number of Company Shares that when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equals 50.1% of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including Seller’s outstanding restricted stock units (the “Company RSUs”) and options to purchase one or more Company Shares (the “Company Stock Options”), in each case, which are convertible or exercisable on or prior to the later of (i) September 30, 2010 and (ii) the Outside Date (as defined below), as the same may be extended pursuant to the terms of the Merger Agreement. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The Board of Directors of Seller (the “Seller Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the merger of Purchaser with and into Seller with Seller surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), are advisable, fair to, and in the best interests of Seller and holders of Company Shares, (ii) adopted the Merger Agreement, the Offer and the Merger (such adoption having been made in accordance with the Indiana Business Corporation Law), and (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable law, approve the Merger Agreement, the Offer and the Merger.

IMPORTANT

Any shareholder of Seller wishing to tender Company Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Company Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose Company Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution if such shareholder wishes to tender such Company Shares.

Any shareholder of Seller who wishes to tender Company Shares and cannot deliver certificates representing such Company Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Company Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

March 31, 2010

SUMMARY TERM SHEET

Rabbit Acquisition Corp., a wholly owned subsidiary of Microsemi, is offering to purchase in a cash tender offer (the “Offer”) all outstanding shares of common stock, stated value $0.10 per share, of Seller (the “Company Shares”) for $7.00 per Company Share, net to the selling shareholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a shareholder of Seller, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

We are Rabbit Acquisition Corp., an Indiana corporation formed for the purpose of making this Offer. We are a wholly owned subsidiary of Microsemi. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock, stated value $0.10 per share, of Seller. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $7.00 per Company Share, net to you in cash, without interest and less any required withholding taxes (the “Offer Price”). If you are the record owner of your Company Shares and you directly tender your Company Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Company Shares through a broker, banker or other nominee, and your broker, banker or other nominee tenders your Company Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Microsemi, our parent company, will provide us with sufficient funds to purchase all Company Shares validly tendered in the Offer and not validly withdrawn and to provide funding for our Merger with Seller, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Microsemi intends to provide us with the necessary funds from cash on hand. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Company Shares in the Offer?

No. We do not think our financial condition is relevant to your decision of whether to tender Company Shares and accept the Offer because:

•	the Offer is being made for all outstanding Company Shares solely for cash;

•

we, through our parent company, Microsemi, will have sufficient funds available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn in light of Microsemi’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Company Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Company Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, at the end of April 27, 2010, to tender your Company Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 —“Procedures for Accepting the Offer and Tendering Company Shares.”

Can the Offer be extended and under what circumstances?

Yes. Subject to certain exceptions, we have agreed in the Merger Agreement that we are required to extend the Offer:

•

for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Stock Market LLC (“NASDAQ”) that is applicable to the Offer; and

•	for successive extension periods of up to ten (10) business days each if, at the time of a scheduled expiration, any offer condition is not satisfied and has not been waived.

In no event will these extension provisions extend the Offer beyond the “Outside Date” (which is defined in the Merger Agreement as September 30, 2010; provided, however, that the “Outside Date” is subject to extension until December 31, 2010 under certain circumstances as described in the Merger Agreement).

See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer and Section 11 — “The Transaction Documents” for more details about the Outside Date.

Can the Offer be extended after Purchaser has accepted and paid for Company Shares?

Yes. At our option, we may (but are not required to) provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

Any extension of the Offer will be followed as promptly as practicable by public announcement, if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is subject to several conditions including, among others,

•	satisfaction of the Minimum Condition (as defined below), and

•

the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction, the absence of which would reasonably be expected to dilute materially the anticipated benefits to Parent of the transaction.

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) at least that number of Company Shares that when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equals 50.1% of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including Seller’s outstanding restricted stock units (the “Company RSUs”) and options to purchase one or more Company Shares (the “Company Stock Options”), in each case, which are convertible or exercisable on or prior to the later of (i) September 30, 2010 and (ii) the Outside Date, as the same may be extended pursuant to the terms of the Merger Agreement. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The Offer is also subject to a number of other important conditions. A more detailed discussion of the conditions to the Offer is contained in Section 15 — “Conditions of the Offer.”

How do I tender my Company Shares?

To tender your Company Shares, you must deliver the certificates representing your Company Shares or confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at Computershare Trust Company, N.A. (the “Depositary”), together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Company Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three (3) NASDAQ trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three (3) day trading period. See Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares.”

Until what time may I withdraw previously tendered Company Shares?

You may withdraw your previously tendered Company Shares at any time until the Offer has expired and, if we have not accepted your Company Shares for payment by May 30, 2010, you may withdraw them at any time after that date until we accept Company Shares for payment. This right to withdraw will not apply to Company Shares tendered in any subsequent offering period, if one is provided. Withdrawals of Company Shares may not be rescinded, although withdrawn Company Shares may be re-tendered again. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Company Shares?

To withdraw previously tendered Company Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Company Shares. If you tendered Company Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Company Shares and such broker, banker or other nominee must effectively withdraw such Company Shares while you still have the right to withdraw Company Shares. See Section 4 — “Withdrawal Rights.”

What does the Seller Board think of the Offer?

The Seller Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable, fair to, and in the best interests of Seller and holders of Company Shares, (ii) adopted the Merger Agreement, the Offer and the Merger (such adoption having been made in accordance with the IBCL), and (iii) recommended that the holders of Company

Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable law, approve the Merger Agreement, the Offer and the Merger.

A description of the reasons for the Seller Board’s adoption of the Offer and the Merger is set forth in Seller’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Seller’s shareholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the tender offer is completed, will Seller continue as a public company?

No. Following the purchase of Company Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Seller will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Company Shares, there may be so few remaining shareholders and publicly held Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for the Company Shares, and Seller may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.”

Will the tender offer be followed by a merger if all of the Company Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for Company Shares in connection with this Offer, we expect to be merged with and into Seller in accordance with the terms of the Merger Agreement. If that Merger takes place, all remaining shareholders of Seller (other than us, Microsemi, Seller and its subsidiaries) will receive $7.00 per Company Share (or any other price per Company Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes, and Seller will become a wholly owned subsidiary of Microsemi. See the “Introduction” to this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

Seller has granted to Purchaser, subject to certain limitations set forth in the Merger Agreement, an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and conditions set forth in the Merger Agreement, to purchase at a price per Company Share equal to the Offer Price, up to that number of Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Microsemi or Purchaser at the time of exercise of the Top-Up Option, constitutes one Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including the Company RSUs and Company Stock Options, in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option will not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller (giving effect to the Company Shares issuable pursuant to all then-outstanding Company Stock Options, Company RSUs and any other rights to acquire Company Shares as if such shares were outstanding). The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Company Shares, Parent and Purchaser would hold one Company Share more than 90% of the then outstanding Company Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form merger” pursuant to the Indiana Business Corporation Law (the “IBCL”). We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Company Shares in the Offer. See Section 11 — “The Transaction Documents”; Section 12 — “Purpose of the Offer; Plans for Seller”; and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I decide not to tender, how will the Offer affect my Company Shares?

If you decide not to tender your Company Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Company Share that you would have received had you tendered your

Company Shares in the Offer, without any interest being paid on such amount and with such amount being subject to any required withholding taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Company Shares and not tendering your Company Shares is that you will be paid sooner if you tender your Company Shares. If you decide not to tender your Company Shares in the Offer, and we purchase the tendered Company Shares, but the Merger does not occur, you will remain a shareholder of Seller. However, there may be so few remaining shareholders and publicly traded Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for the Company Shares. Also, as described above, Seller may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

Have any shareholders previously agreed to vote their Company Shares in favor of the Merger if a shareholder vote is required?

Yes. Seller’s President and Chief Executive Officer Gerald R. Dinkel and Seller’s directors Jack A. Henry, Brian R. Kahn, Melvin L. Keating, Kenneth J. Krieg, Paul D. Quadros, Dan Tarantine and Thomas J. Toy have agreed to vote their Company Shares in favor of the Merger if a shareholder vote is required. Collectively, these shareholders directly or indirectly own approximately 24% of the Company Shares outstanding on the date of the Merger Agreement. See Section 11 — “The Transaction Documents.”

What is the market value of my Company Shares as of a recent date?

On March 29, 2010, the last full day of trading before the public announcement of the Offer, the closing price of the Company Shares on NASDAQ was $5.46 per Company Share. On March 30, 2010, the last full day of trading before the commencement of the Offer, the closing price of the Company Shares on NASDAQ was $6.99 per Company Share. We encourage you to obtain a recent quotation for the Company Shares in deciding whether to tender your Company Shares. See Section 6 — “Price Range of Company Shares; Dividends.”

What are the United States federal income tax consequences of having my Company Shares accepted for payment in the Offer or receiving cash in the Merger?

The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a shareholder’s holding period for such Company Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. See Section 5 — “Certain Material United States Federal Income Tax Consequences.”

Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Who should I call if I have questions about the Offer?

You may call Georgeson Inc. at (866) 729-6799 (toll-free) or Georgeson Securities Corporation at (800) 445-1790 (toll-free). Georgeson Inc. is acting as the Information Agent and Georgeson Securities Corporation is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Company Shares:

INTRODUCTION

Rabbit Acquisition Corp., an Indiana corporation (“Purchaser”) and a wholly owned subsidiary of Microsemi Corporation, a Delaware corporation (“Parent” or “Microsemi”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, stated value $0.10 per share (the “Company Shares”), of White Electronic Designs Corporation, an Indiana corporation (“Seller”), at a price of $7.00 per Company Share, net to the selling shareholder in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated March 29, 2010 (the “Merger Agreement”), by and among Parent, Purchaser, and Seller. The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction, the absence of which would reasonably be expected to dilute materially the anticipated benefits to Parent of the transaction.

The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration Date”) at least that number of Company Shares that when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equals 50.1% of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including Seller’s outstanding restricted stock units (the “Company RSUs”) and options to purchase one or more Company Shares (the “Company Stock Options”), in each case, which are convertible or exercisable on or prior to the later of (i) September 30, 2010 and (ii) the Outside Date, as the same may be extended pursuant to the terms of the Merger Agreement. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

Seller has represented in the Merger Agreement that as of March 26, 2010, there were issued and outstanding 23,638,277 Company Shares, 1,180,196 outstanding Company Stock Options and 30,000 outstanding Company RSUs. All of the outstanding Company Shares and a portion of the outstanding Company Stock Options and Company RSUs (based upon the exercise price thereof and the number thereof that are exercisable on September 30, 2010, as such date may be extended pursuant to the Merger Agreement) shall be included in the calculation of the Minimum Condition. None of Parent or Purchaser currently beneficially owns any Company Shares except insofar as the Support Agreement, as described in the “Support Agreement” subsection of Section 11 — “The Transaction Documents” of this Offer to Purchase, may be deemed to constitute beneficial ownership of the shares subject to that agreement. Each of Parent and Purchaser disclaims such beneficial ownership.

Tendering shareholders who are record owners of their Company Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Company Shares by Purchaser pursuant to the Offer. Shareholders who hold their Company Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of Seller (the “Seller Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable, fair to, and in the best interests of Seller and holders of Company Shares, (ii) adopted the Merger Agreement, the Offer and the Merger (such adoption having been made in accordance with the Indiana

Business Corporation Law), and (iii) recommended that the holders of Company Shares accept the Offer and tender Company Shares pursuant to the Offer, and to the extent required by applicable law, approve the Merger Agreement, the Offer and the Merger.

The Merger Agreement provides that, subject to the conditions described in Section 11 — “The Transaction Documents” and Section 15 — “Conditions of the Offer” of this Offer to Purchase, Purchaser will be merged with and into Seller with Seller continuing as the surviving corporation as a wholly owned subsidiary of Microsemi (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Company Share outstanding immediately prior to the Effective Time (other than Company Shares directly owned by Seller and its subsidiaries, Parent or Purchaser, which will be canceled and shall cease to exist) will be converted into the right to receive $7.00 (or any other per Company Share price paid in the Offer) net to the selling shareholder in cash, without interest and less any required withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including the acceptance for purchase of Company Shares by Purchaser pursuant to the Offer, approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares, if such approval is required under applicable law, and there being no applicable law prohibiting the consummation of the Merger. Under the IBCL, if we hold, together with all Company Shares held by Parent, pursuant to the Offer or otherwise, at least 90% of the Company Shares, we believe we would be able to effect the Merger without a vote of Seller’s shareholders. If we do not hold, together with all Company Shares held by Parent, at least 90% of the Company Shares, we will seek approval of the Merger Agreement and the Merger by Seller’s shareholders. Seller has agreed, if required by applicable law, to establish a record date for, duly call, give notice of, convene, and hold a meeting of its shareholders to be held as promptly as practicable following Purchaser’s acceptance for payment of Company Shares tendered pursuant to and subject to the conditions of the Offer solely for the purpose of considering and taking action upon the approval of the Merger Agreement. Parent and Purchaser have agreed to vote their and any of their subsidiaries’ Company Shares in favor of the approval of the Merger Agreement. If the Minimum Condition and the other conditions of the Offer are satisfied and the Offer is completed, Microsemi and Purchaser will own that number of Company Shares sufficient to cause the Merger Agreement to be approved without the affirmative vote of any other holder of Company Shares. See Section 11 — “The Transaction Documents.”

Seller has irrevocably granted Purchaser an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and subject to the conditions set forth in the Merger Agreement, to purchase that number of Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares, that when added to the number of Company Shares owned by Microsemi or Purchaser at the time of exercise, shall constitute one (1) Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including the Company RSUs and Company Stock Options, in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares, at a purchase price per Top-Up Option Share equal to the price per Company Share payable in the Offer.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Company Shares validly tendered and not withdrawn as permitted under Section 4 — “Withdrawal Rights” promptly following the expiration of the Offer (the time and date of the acceptance for payment, the “Acceptance Date”). The term “Expiration Date” means 12:00 midnight, New York City time, at the end of April 27, 2010, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open (in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires).

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction, the absence of which would reasonably be expected to dilute materially the anticipated benefits to Parent of the transaction. The term “Minimum Condition” is defined in Section 15 — “Conditions of the Offer” and generally requires that there has been validly tendered and not withdrawn prior to the Expiration Date at least that number of Company Shares that when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equals 50.1% of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including Seller’s outstanding Company RSUs and Company Stock Options, in each case, which are convertible or exercisable on or prior to the later of (i) September 30, 2010 and (ii) the Outside Date, as the same may be extended pursuant to the terms of the Merger Agreement. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

Seller has represented in the Merger Agreement that as of March 26, 2010, there were issued and outstanding 23,638,277 Company Shares. None of Parent or Purchaser currently beneficially owns any Company Shares except insofar as the Support Agreement described in the “Support Agreement” subsection of Section 11 — “The Transaction Documents” of this Offer to Purchase, may be deemed to constitute beneficial ownership. Each of Parent and Purchaser disclaims such beneficial ownership. Based on the foregoing, and assuming that (i) no Company Shares were issued by Seller after March 26, 2010 (including pursuant to stock option exercises or the settlement of any Company RSUs), (ii) no extension of the Expiration Date, and (iii) all outstanding in-the-money Company Stock Options and Company RSUs are exercisable on or prior to the later of (a) September 30, 2010 and (b) the Outside Date, the Minimum Condition will be satisfied if Purchaser acquires at least 12,287,074 Company Shares in the Offer.

The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”

The Offer shall remain open until 12:00 midnight, New York City time, at the end of the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement or as required by applicable laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, expires).

Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, unless the Merger Agreement shall have been terminated in accordance with its terms, (i) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market LLC (“NASDAQ”) that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any tender offer condition is not satisfied and has not been waived, then Purchaser will extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to 10 business days each (each such extension period, an “Additional Offer Period”); provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this paragraph, (A) if the events set forth in Annex A of the Merger Agreement related to instituted and pending governmental actions shall have occurred on or before the initial Expiration Date or the end of any Additional Offer Period, in no event shall Purchaser be required to extend the Offer beyond the initial Expiration Date or end of such Additional Offer Period, as applicable; (B) if, at the initial Expiration Date or the end of any Additional Offer Period, all of the offer conditions, except for the Minimum Condition, are satisfied or have been waived, Purchaser shall only be required to extend the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of 20 business days, to permit the Minimum Condition to be satisfied; and (C) in no event shall Purchaser be required to extend the Offer beyond the Outside Date; provided further, that the foregoing clauses (i) and (ii) of this paragraph shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate the Merger Agreement pursuant to its terms.

Purchaser may, in its sole discretion without the consent of Seller, provide for one subsequent offering period immediately following the Acceptance Date (as provided in Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than 20 business days (determined in accordance with Rule 14d 1(g)(3) under the Exchange Act). Notwithstanding the foregoing, no extension provided for in this paragraph shall extend the Offer beyond the Outside Date. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares validly tendered during such subsequent offering period, as promptly as practicable after any such Company Shares are tendered during such subsequent offering period. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that the Merger Agreement is terminated pursuant to its terms.

In no event will these extension provisions extend the Offer beyond the “Outside Date” (which is defined in the Merger Agreement as September 30, 2010; provided, however, that the “Outside Date” is subject to extension until December 31, 2010 under certain circumstances described in the Merger Agreement).

Any extension of the Offer will be followed as promptly as practicable by a public announcement, if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Company Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Company Shares except during a “Subsequent Offering Period” (as provided in Rule 14d-11 under the Exchange Act). Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 30, 2010. If the initial offering period has expired and Purchaser elects to provide for a Subsequent Offering Period, Company Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates (as defined below) evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” below), unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 — “Acceptance for Payment and Payment for Company Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry

Transfer Facility (as defined below) to be credited with the withdrawn Company Shares. All questions as to validity, form, eligibility (including time of receipt), and acceptance for payment of any tendered Company Shares will be determined by Purchaser, in its sole discretion.

Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time on or before the expiration of the Offer (except for conditions dependent upon the receipt of necessary government approvals, which may be asserted at any time and from time to time), in its sole discretion, to amend or waive any condition applicable to the Offer (other than the Minimum Condition which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of Seller no change may be made that decreases the price per Company Share payable in the Offer (except as provided in the Merger Agreement), changes the form of consideration payable in the Offer, decreases the number of Company Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” extends the Offer other than as described below, or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

The rights reserved by Purchaser by the preceding paragraph are in addition to Purchaser’s rights pursuant to Section 15 — “Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Company Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to shareholders.

Seller has agreed to provide Purchaser with Seller’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Company Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Company Shares whose names appear on Seller’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Shares, to banks, brokers, dealers, and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Company Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” Purchaser will accept for payment, and pay for, all Company Shares validly tendered prior to the Expiration Date and not validly withdrawn prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will accept for payment, and pay for, all validly tendered Company Shares as they are received during a Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Company Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Company Shares (a “Book-Entry Confirmation”) into the Depositary’s account at Computershare Trust Company, N.A. (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Company Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Company Shares validly tendered and not validly withdrawn as, if, and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Company Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Company Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Company Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Company Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Shares than are tendered, Share Certificates evidencing unpurchased Company Shares will be returned, without expense to the tendering shareholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” such Company Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Company Shares.

Valid Tenders. In order for a shareholder to validly tender Company Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Company Shares must be received by the Depositary at such address or (B) such Company Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Company Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Company Shares by causing the Book-Entry Transfer Facility to transfer such Company Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Company Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Company Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures, except that required documents and certificates must be received during such Subsequent Offering Period.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Company Shares) of the Company Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Company Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Company Shares pursuant to the Offer and the Share Certificates evidencing such shareholder’s Company Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Shares may nevertheless be tendered; provided, that, all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision of this Offer, payment for Company Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Company Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Company Shares tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Company Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Options and RSUs. The Offer is made only for Company Shares and is not made for Company Stock Options or Company RSUs issued pursuant to any of Seller’s equity compensation plans, as amended. Holders of vested but unexercised Company Stock Options may participate in the Offer only if they first exercise their options in accordance with the terms of the applicable option plan and tender Company Shares, if any, issued upon such exercise. Holders of Company RSUs may participate in the Offer only if they tender Company Shares received upon vesting and settlement of Company RSUs, if any, in accordance with the terms of the applicable equity compensation plan of Seller. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such options or Company RSU that the holder will have sufficient time to comply with the procedures of the tendering Company Shares described in this Section.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Company Shares will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment. By executing the Letter of Transmittal, the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Company Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Company Shares or other securities or rights issued or issuable in respect of such Company Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Company Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Company Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Company Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Company Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Seller’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Company Shares, Purchaser must be able to exercise full voting, consent, and other rights with respect to such Company Shares and other related securities or rights, including voting at any meeting of shareholders.

4. Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Company Shares made pursuant to the Offer are irrevocable. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 30, 2010, in accordance with Section 14(d)(5) of the Exchange Act.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an

Eligible Institution, unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares, or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

Withdrawals of Company Shares may not be rescinded. Any Company Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Company Shares” at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Company Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Company Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Material United States Federal Income Tax Consequences.

The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to shareholders of Seller whose Company Shares are tendered and accepted for payment pursuant to the Offer or whose Company Shares are converted into the right to receive cash in the Merger. This discussion is not a complete analysis of all potential United States federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or United States federal estate or gift tax laws. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

The discussion applies only to shareholders of Seller in whose hands Company Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Company Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, tax-exempt organizations, tax-qualified retirement plans, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to shareholders that are nonresident alien individuals, expatriates and certain former citizens and long-term residents of the United States, foreign corporations, foreign partnerships or foreign estates or trusts or that exercise dissenters’ rights, if any, in connection with the Merger, nor does it consider the effect of any foreign, state or local tax laws. If a partnership holds the Company Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT ITS, HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Effect of the Offer and the Merger. The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss; provided, that, a shareholder’s holding period for such Company Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Company Share that has been held for more than one (1) year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Company Share that has been held for one (1) year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a shareholder’s capital losses.

Information Reporting and Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the IRS a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain shareholders of the Offer Price for Company Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the shareholder and payment to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Company Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal. Generally, these information reporting and backup withholding rules will also apply to exchanges of Company Shares for cash pursuant to the Merger.

6. Price Range of Company Shares; Dividends.

The Company Shares trade on the NASDAQ Global Market under the symbol “WEDC.” The following table sets forth the high and low sale prices per Company Share for the periods indicated. Company Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ended September 27, 2008
First Quarter ended December 29, 2007	$5.45	$4.46
Second Quarter ended March 29, 2008	$5.00	$3.99
Third Quarter ended June 28, 2008	$5.39	$4.26
Fourth Quarter ended September 27, 2008	$5.25	$4.27
Fiscal Year Ended September 30, 2009
First Quarter ended January 3, 2009	$5.05	$3.00
Second Quarter ended April 4, 2009	$4.50	$3.58
Third Quarter ended July 4, 2009	$5.05	$4.02
Fourth Quarter ended September 30, 2009	$4.84	$3.94
Fiscal Year Ending September 30, 2010
First Quarter ended December 31, 2009	$5.00	$4.18
Second Quarter ending March 31, 2010 (through March 29, 2010)	$5.75	$4.53

On March 29, 2010, the last full day of trading before the public announcement of the Offer, the closing price of the Company Shares on NASDAQ was $5.46 per Company Share. On March 30, 2010, the last full day of trading before the commencement of the Offer, the closing price of the Company Shares on NASDAQ was $6.99 per Company Share.

Seller has never paid a cash dividend on the Company Shares. If we acquire control of Seller, we currently intend that no dividends will be declared on the Company Shares.

Shareholders are urged to obtain a current market quotation for the Company Shares.

7. Certain Information Concerning Seller.

General. Seller is an Indiana corporation, originally incorporated in 1951 as Bowmar Instrument Corporation (“Bowmar”). On October 26, 1998, Bowmar merged with Electronic Designs, Inc. (“EDI”). In connection with the merger, Bowmar changed its name to White Electronic Designs Corporation. Seller’s principal executive offices are located at 3601 E. University Drive, Phoenix, Arizona 85034. The telephone number of Seller is (602) 437-1520. The following description of Seller and its business is qualified in its entirety by reference to Seller’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2009. Seller is a defense electronics manufacturer and supplier that designs, develops and manufactures innovative electronic components and systems for inclusion in high technology products for the defense and aerospace markets. Seller’s defense electronic solutions include advanced semiconductor and state of the art multi-chip packaged components, circuit card assemblies and electromechanical assemblies, as well as Seller’s proprietary process for incorporating anti-tamper protection to mission critical semiconductor components. Seller’s customers, which include military prime contractors, and the contract manufacturers who work for them, in the United States, Europe and Asia, outsource many of their defense electronic components and systems to Seller as a result of the combination of Seller’s design, development and manufacturing expertise.

Available Information. The Company Shares are registered under the Exchange Act. Accordingly, Seller is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Seller’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Seller or any of its subsidiaries or affiliates or for any failure by Seller to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

General. Microsemi is a Delaware corporation, incorporated in the state of Delaware in 1960 and changing its named from Microsemiconductor Corporation in February 1983, with its principal executive offices located at 2381 Morse Ave., Irvine, California 92614. The telephone number of Microsemi is (949) 221-7100. The following description of Microsemi and its business is qualified in its entirety by reference to Microsemi’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009. Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high-reliability semiconductors. Microsemi’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals. Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance, reliability and battery optimization, reducing size or protecting circuits. Microsemi operates in a single industry segment as a manufacturer of semiconductors in different geographic areas.

Purchaser is an Indiana corporation with its principal offices located at 2381 Morse Ave., Irvine, California 92614. The telephone number of Purchaser is (949) 221-7100. Purchaser is a wholly owned subsidiary of Microsemi. Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five (5) years for each director and executive officer of Microsemi and Purchaser and certain other information are set forth in Schedule I hereto.

Microsemi and Purchaser may each be deemed to have shared voting power and shared dispositive power with respect to (and therefore beneficially own) the 5,691,035 Company Shares subject to the Support Agreement, or approximately 24% of all outstanding Company Shares as of March 26, 2010. Microsemi expressly disclaims beneficial ownership of Company Shares covered by the Support Agreement. Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Company Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Shares during the past sixty (60) days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with Seller or any of its executive officers, directors or subsidiaries.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Seller or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Seller or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years. None of Parent, Purchaser or the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or the persons listed in Schedule I has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Microsemi and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Microsemi is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Microsemi filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9. Source and Amount of Funds.

The Offer is not conditioned upon Microsemi’s or Purchaser’s ability to finance the purchase of Company Shares pursuant to the Offer. Microsemi and Purchaser estimate that approximately $173.9 million will be required to purchase all of the Company Shares pursuant to the Offer and the Merger, plus related transaction fees and expenses. Microsemi will have sufficient funds to consummate the purchase of Company Shares in the Offer and the Merger and the other transactions described above, and will cause Purchaser to have sufficient funds available to consummate such transactions. Microsemi expects to obtain the necessary funds from existing cash balances.

Purchaser does not think its financial condition is relevant to Seller’s shareholders’ decision whether to tender Company Shares and accept the Offer because:

•	the Offer is being made for all outstanding Company Shares solely for cash;

•

Purchaser, through its parent company, Microsemi, will have sufficient funds available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn in light of Microsemi’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if Purchaser consummates the Offer, it expects to acquire any remaining Company Shares for the same cash price in the Merger.

10. Background of the Offer; Past Contacts or Negotiations with Seller.

Microsemi regularly evaluates strategic alternatives to expand and diversify its operations and to enhance shareholder value, including potential strategic acquisitions of other companies and additional product lines and assets.

In connection with such evaluations, Microsemi receives unsolicited packages from investment bankers suggesting potential targets for acquisitions. In or around May 2009, Microsemi received such a package from Jefferies & Company, Inc. (“Jefferies”), that contained information about Seller. Microsemi executed a non-disclosure agreement with Jefferies in order to receive additional information. At that time Robert C. Adams, Microsemi’s Vice President of Business Development, received additional information from Jefferies and briefly spoke with representatives of Seller and Jefferies. However, Microsemi did not pursue any further meetings with Seller at this time.

On January 12, 2010, in a meeting arranged by Needham & Company, LLC (“Needham”) at the Needham Growth Conference, James J. Peterson, Microsemi’s President and Chief Executive Officer, and Steven G. Litchfield, Microsemi’s Executive Vice President and Chief Strategy Officer, were introduced to Brian R. Kahn, Chairman of the Board of Seller. During this meeting, the parties discussed general industry trends and potential opportunities to collaborate. Microsemi subsequently engaged Needham to act as a financial advisor to Microsemi in connection with a possible transaction with Seller.

On January 19, 2010, Messrs. Litchfield and Peterson, together with Bel Lazar, Microsemi’s Senior Vice President, Operations and Ralph Brandi, Microsemi’s Executive Vice President, Chief Operating Office and President – High Reliability, held a conference call with Mr. Kahn to discuss the companies’ respective business capabilities.

On January 25, 2010, Microsemi and Seller executed a non-disclosure agreement, and on that same date Microsemi received information from Seller regarding its business affairs.

On February 2, 2010, representatives of Microsemi, Seller and Needham met at Seller’s headquarters in Phoenix, Arizona. Discussions at this meeting included a product overview of Seller. In addition, the parties toured Seller’s Phoenix facility. At this meeting, Microsemi’s representatives informed Seller that Microsemi would like to consider a potential strategic transaction involving the companies.

On or about February 4, 2010, Mr. Litchfield sent to Seller a non-binding preliminary indication of interest, which provided for a proposed purchase price range of between $138 and $158 million in cash. Mr. Litchfield expressed Microsemi’s interest in moving quickly and indicated that Microsemi’s diligence review of Seller should begin as soon as possible.

On or about February 25, 2010, Microsemi received additional information from the Vice President of Sales of Seller and on March 2 it received further information about Seller. Thereafter, on March 3 and 4, 2010, representatives of Microsemi, Seller and Needham met at Seller’s headquarters for a due diligence meeting. Discussions focused on specific product offerings, existing customer relationships and future product initiatives.

On March 14, 2010, Mr. Litchfield and Mr. Kahn had further discussions about Seller and various related issues. Following the discussion, Mr. Litchfield sent a revised non-binding indication of interest to Mr. Kahn, reflecting a $165 million purchase price. Microsemi gave Seller until the close of business on March 15, 2010 to respond to the revised offer.

On March 16, after a follow-up call between Mr. Kahn and Mr. Litchfield, Microsemi made minor revisions to its proposal, which continued to reflect a $165 million purchase price, and on the basis of this revised proposal the parties entered into an exclusivity agreement pursuant to which Seller agreed to negotiate exclusively with Microsemi for fifteen (15) days.

On March 17 and 18, 2010, representatives of Microsemi, Seller and Needham met at Seller’s headquarters for a follow-up due diligence meeting. The parties discussed the operations of the business, including sales, manufacturing and engineering capabilities. Thereafter, until the execution of the Merger Agreement, representatives of Microsemi and Seller continued to discuss business issues related to the proposed transaction.

In addition, on March 18, 2010, representatives of Microsemi sent an initial due diligence request list to Seller. Beginning on March 19, 2010, representatives and advisors of Microsemi were given electronic access to certain information and documentation of Seller, which representatives and advisors of Microsemi reviewed through the following week in connection with the due diligence review of Seller.

On the evening of March 19, 2010, Microsemi delivered a draft of the Merger Agreement to representatives of Seller’s outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson”).

On March 23, 2010, the Board of Directors of Microsemi received an extensive presentation from Needham on Seller and the proposed transaction.

On the evening of March 23, 2010, representatives of Wilson delivered comments on the draft Merger Agreement. On March 24 and 25, 2010, representatives of Microsemi’s outside legal counsel, O’Melveny & Myers LLP (“O’Melveny”), and Wilson and in house attorneys from Microsemi and Seller discussed key issues relating to the draft Merger Agreement. On March 26, 2010, representatives of Microsemi delivered an updated draft of the Merger Agreement to Wilson and from that day until March 29, 2010, representatives of O’Melveny and Wilson, the parties and their respective financial advisors further discussed and negotiated the outstanding issues with respect to the terms of the proposed transaction. On March 29, 2010, the parties finalized the definitive agreement and the schedules thereto.

In addition, on March 24, 2010, O’Melveny delivered to Wilson an initial draft of the Support Agreement, pursuant to which Seller’s directors and certain officers would agree, if necessary, to vote in favor of the Merger. From that date until the execution of this agreement, representatives of O’Melveny and Wilson exchanged drafts of this agreement and negotiated its terms and conditions.

On March 29, 2010, the Board of Directors of Seller convened a board meeting and unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, are advisable, fair to, and in the best interests of Seller and Seller’s shareholders, (ii) adopted the Merger Agreement, the Offer and the Merger, and (iii) recommended that the holders of Seller’s shares accept the Offer and tender their shares pursuant to the Offer, and to the extent required by applicable law, approve the Merger Agreement, the Offer and the Merger.

Also on March 29, 2010, the Board of Directors of Microsemi convened a board meeting and unanimously approved the proposed transaction.

On that same day, Seller, Microsemi and Purchaser executed and delivered the Merger Agreement and related documents, and concurrently, Microsemi, Purchaser, Seller’s directors and certain officers executed and delivered the Support Agreement.

On March 30, 2010, Microsemi issued a press release announcing the execution of the Merger Agreement.

11. The Transaction Documents.

The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which we have filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Parent and Purchaser” above. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement. The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about Parent or Seller without consideration of the entirety of public disclosure by Parent and Seller as set forth in all of their respective public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Parent and Seller will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but no later than seven (7) business days (commencing with the first business day) after the date of the Merger Agreement, provided that the Merger Agreement has not terminated in accordance with its terms and that the events set forth in Annex A of the Merger Agreement related to instituted and pending governmental actions have not occurred and subject to there being no order, decree, judgment, injunction or ruling of a governmental authority of competent jurisdiction enjoining, restraining or otherwise prohibiting the commencement of the Offer and no law having been enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Seller or any subsidiary or affiliate thereof having such effect. Following such launch, each of Parent and Purchaser will use its reasonable best efforts to consummate the Offer, subject to the terms and conditions of the Merger Agreement.

Conditions to the Offer. The obligation of Purchaser to accept for payment, purchase and pay for any Company Shares tendered pursuant to the Offer is subject to (x) the satisfaction of the Minimum Condition and (y) the other conditions set forth in Section 15 — “Conditions of the Offer.” Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time on or before the expiration of the Offer (except for conditions dependent upon the receipt of necessary government approvals, which may be asserted at any time and from time to time), in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of Seller no change may be made that decreases the price per Company Share payable in the Offer (except as provided in the Merger Agreement), changes the form of consideration payable in the Offer, decreases the number of Company Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” extends the Offer other than as described below, or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

The Offer shall remain open until 12:00 midnight, New York City time, at the end of the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement or as required by applicable laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire).

Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, unless the Merger Agreement shall have been terminated in accordance with its terms, (i) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any tender offer condition is not satisfied and has not been waived, then

Purchaser will extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to 10 business days each (each such extension period, an “Additional Offer Period”); provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this paragraph, (A) if the events set forth in Annex A of the Merger Agreement related to instituted and pending governmental actions shall have occurred on or before the initial Expiration Date or the end of any Additional Offer Period, in no event shall Purchaser be required to extend the Offer beyond the Initial Expiration Date or end of such Additional Offer Period, as applicable; (B) if, at the initial Expiration Date or the end of any Additional Offer Period, all of the offer conditions, except for the Minimum Condition, are satisfied or have been waived, Purchaser shall only be required to extend the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of 20 business days, to permit the Minimum Condition to be satisfied; and (C) in no event shall Purchaser be required to extend the Offer beyond the Outside Date; provided further, that the foregoing clauses (i) and (ii) of this paragraph shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate the Merger Agreement pursuant to its terms.

Purchaser may, in its sole discretion without the consent of Seller, provide for one subsequent offering period immediately following the Acceptance Date (as provided in Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than 20 business days (determined in accordance with Rule 14d 1(g)(3) under the Exchange Act). Notwithstanding the foregoing, no extension provided for in this paragraph shall extend the Offer beyond the Outside Date. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares validly tendered during such subsequent offering period, as promptly as practicable after any such Company Shares are tendered during such subsequent offering period. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that the Merger Agreement is terminated pursuant to its terms.

In no event will these extension provisions extend the Offer beyond the Outside Date (which is defined in the Merger Agreement as September 30, 2010; provided, however, that the “Outside Date” is subject to extension until December 31, 2010 under certain circumstances described below).

In the event that the Merger Agreement is terminated pursuant to its terms, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

Top-Up Option. Pursuant to the Merger Agreement, Seller has granted to Purchaser an irrevocable option, exercisable only in accordance with the terms and conditions set forth in the Merger Agreement, to purchase up to that number of Company Shares equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Parent or Purchaser at the time of exercise, shall constitute one (1) Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including Company RSUs and Company Stock Options, in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares, at a purchase price per Top-Up Option Share equal to the price per Company Share payable in the Offer. The Top-Up Option shall not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of Seller (giving effect to the Company Shares issuable pursuant to all then outstanding Company Stock Options, Company RSUs and any other rights to acquire Company Shares as if such shares were outstanding). The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Company Shares, Parent and Purchaser would hold one Company Share more than 90% of the then outstanding Company Shares.

The Merger. The Merger Agreement provides that following the satisfaction or waiver of the offer conditions, at the Effective Time, Purchaser will be merged with and into Seller with Seller being the surviving corporation in the Merger (the “Surviving Corporation”). Following the Effective Time, the separate corporate existence of Purchaser will cease, and Seller will continue as the Surviving Corporation, wholly owned by Parent. Parent may also elect, at any time prior to the fifth (5th) business day immediately preceding the date on which the proxy statement is mailed to Seller’s shareholders, to merge Seller into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event, the parties agree to amend the Merger Agreement such that Purchaser or such other wholly owned subsidiary of Parent shall be the Surviving Corporation.

The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Seller immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Pursuant to the Merger Agreement, each Company Share outstanding immediately prior to the Effective Time (other than Company Shares directly owned by Seller, Parent or Purchaser, which will be canceled and will cease to exist) will be converted into the right to receive net in cash, without interest and less any required withholding taxes, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”).

Treatment of Equity Awards in the Merger. The Merger Agreement provides that at the Effective Time of the Merger the Company Stock Options, Company RSUs and Company Restricted Stock will be treated as follows:

•

at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, Seller or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time that is held by a Continuing Employee or Continuing Service Provider (“Continuing Employee” and “Continuing Service Provider” as defined in the Merger Agreement) (such option, a “Continuing Option”) will be assumed by Parent. Each Continuing Option assumed by Parent will continue to have, and be subject to the same terms and conditions of such stock option immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of a Continuing Option or to which the holder consents and except that (i) each Continuing Option will be exercisable for a number of shares of Parent common stock (the “Parent Common Stock”) equal to the product of the number of Company Shares that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price of Parent Common Stock on NASDAQ for the five (5) trading days immediately preceding (but not including) the Effective Time (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option will be equal to the quotient determined by dividing the per share exercise price of the Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the applicable Company Stock Option Plans (as defined in the Merger Agreement) and the stock option agreements will be references to Parent. Each Continuing Option so assumed by Parent is intended to qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Continuing Option qualified as an incentive stock option prior to the Effective Time;

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each Terminating Option (as defined below) will be cancelled at the Effective Time. Each Terminating Option that is vested and exercisable at the Effective Time (after giving effect to any accelerated vesting occurring in connection with the Offer or the Merger and/or the holder’s termination of employment on or prior to the Effective Time) will be automatically converted into the right to receive as soon as practicable after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Company Shares subject to the vested portion of such Terminating Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. Terminating Options that are not vested and exercisable at the Effective Time shall be automatically cancelled for no consideration at the Effective Time;

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a “Terminating Option” is a Company Stock Option that is outstanding immediately prior to the Effective Time and that is held by a person who is not a Continuing Employee or Continuing Service Provider;

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each outstanding Company RSU under the Company Stock Option Plans that is outstanding and unvested at the Effective Time and that is not a Terminating RSU (as defined below) (a “Continuing RSU”) will be assumed by Parent and each Continuing RSU assumed by Parent will continue to have and be subject to the same terms and conditions of such Company RSU in effect immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to the holder of a Continuing RSU or to which the holder consents and except (i) that each RSU shall cover a number of shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) all references to the “Company” in the applicable Company Stock Option Plans and the restricted stock unit agreements will be references to Parent;

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each Terminating RSU (as defined below) will be cancelled at the Effective Time. Each holder of a Terminating RSU that is vested at the Effective Time (after giving effect to any accelerated vesting occurring in connection with the Offer and the Merger and/or the holder’s termination of employment on or prior to the Effective Time) shall be eligible to receive as soon as practicable after the Effective Time (or, to the extent required in order to avoid the holder becoming subject to any tax, penalty or interest under Section 409A of the Code, the earliest payment date provided for in the terms and conditions of the Terminating RSU) an amount in cash (without interest) equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to each Terminating RSU, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. Terminating RSUs that are not vested at the Effective Time shall be automatically cancelled for no consideration at the Effective Time. If the payment for any vested Terminating RSU cannot be made as soon as practicable after the Effective Time without triggering any tax, penalty or interest under Section 409A of the Code, Seller shall provide prior to the Effective Time Parent with a written schedule specifically identifying the applicable payment date for each such Terminating RSU that complies with the payment rules under Section 409A of the Code;

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a “Terminating RSU” is a Company RSU that is outstanding immediately prior to the Effective Time and that is held by a person who is not a Continuing Employee or a Continuing Service Provider (“Continuing Employee” and “Continuing Service Provider” as defined in the Merger Agreement);

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each share of Company Restricted Stock (as defined below) will be fully accelerated at the Acceptance Date and the holders of the Company Restricted Stock will be entitled to receive the merger consideration in the Merger as provided in the Merger Agreement;

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“Company Restricted Stock” means outstanding Company Shares that are unvested or are subject to a repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement, applicable Company Stock Option Plan, or other contract with Seller; and

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each Company RSU (or portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed but will be converted into the right to receive, in exchange for the cancellation of the Company RSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such Company RSU (or settable portion thereof) immediately prior to the Effective Time and any such payment will be subject to all applicable tax withholding requirements.

Prior to the Effective Time, Seller has agreed to take such actions (including obtaining consents from holders) as may be necessary to effect the treatment of the Company Stock Options, Company RSUs, and Company Restricted Stock in the Merger as described above.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Seller to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Seller. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement.

In the Merger Agreement, Seller has made customary representations and warranties to Parent and Purchaser, including representations relating to: organization and qualification; Seller subsidiaries; Articles of Incorporation and Bylaws; capitalization; authority relative to the Merger Agreement; no conflict; required filings and consents; permits; compliance; absence of certain changes or events; absence of litigation; employee benefit plans (including certain representations relating to Rule 14d-10 of the Exchange Act); labor and employment matters; offer documents; Schedule 14D-9; proxy statement; property and leases; intellectual property; taxes; environmental matters; material contracts; insurance; brokers and expenses; takeover laws; customers and suppliers; certain business practices; data protection; systems and information technology; minute books; export control laws; government contracts; affiliate transactions; vote required; and opinion of financial advisor.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Seller, including representations relating to: corporate organization; authority relative to the Merger Agreement; no conflict; required filings and consents; financing; offer documents; proxy statement; Schedule 14D-9; absence of litigation; status of Purchaser; and vote required.

Certain representations and warranties of Seller are qualified by reference to a Material Adverse Effect. As used in the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, or effect, individually or when taken together with all other effects, that is materially adverse to, or has had a material adverse effect on (x) the business, financial condition, capitalization, assets, properties, liabilities or results of operations of Seller and its subsidiaries, taken as a whole, or (y) Seller’s ability to consummate the Offer and the Merger; provided, that, with respect to clause (x) above, none of the following Effects shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in the industry in which Seller operates; (ii) changes in the general economic or business conditions within the U.S. or other jurisdictions in which Seller has operations; (iii) general changes in the economy or financial markets of the U.S. or any other region outside of the U.S.; (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in generally accepted accounting principle or any change in laws applicable to the operation of the business of Seller and its subsidiaries; (vi) any effect, including loss of customers or employees of Sellers and its subsidiaries, as a result of the announcement or pendency of the Offer and Merger (for purposes of this clause (vi), Seller will have the obligation of demonstrating that an effect should be excluded from the definition of Material Adverse Effect pursuant to this clause (vi)); (vii) any decline in the market price, or change in trading volume, of the capital stock of Seller or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect; (viii) any actions taken, or failure to take any action, in each case, to which Parent or Purchaser has expressly approved, consented or requested or that is required or prohibited by this Agreement; and (ix) any shareholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure; provided, that an Effect described in any of clauses (i)-(iii) and (v) may be taken into account to the extent Seller and its subsidiaries are disproportionately affected thereby relative to other peers of Seller and its subsidiaries in the same industries in which Seller and its subsidiaries operate.

Seller Board Representation; Section 14(f). The Merger Agreement provides that, subject to compliance with applicable law, upon acceptance for payment of any Company Shares pursuant to the Offer, Purchaser will be entitled to designate that number of directors, rounded up to the next whole number, on Seller’s Board that is equal to the product of (i) the total number of directors on Seller’s Board (giving effect to the directors elected pursuant to this sentence) and (ii) the percentage that the aggregate number of Company Shares beneficially owned by Parent and Purchaser (including Company Shares accepted for payment) bears to the total number of Company Shares outstanding, and Seller will, promptly take all actions reasonably necessary to cause Purchaser’s designees to be elected as directors of Seller, including, at Parent’s election, by increasing the size of Seller’s Board or seeking and accepting the resignations of incumbent directors, or both.

At such time, Seller shall also take all necessary action to cause persons designated by Purchaser to constitute the same percentage (rounded up if necessary) as persons designated by Purchaser constitute to the Seller’s Board of (i) each committee of the Seller Board, (ii) the board of directors of each of its subsidiaries, and (iii) each committee of each such board. Seller will promptly take all action required to effect any such election or appointment, including all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and will include with the Schedule 14D-9 such information with respect to Seller and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser will supply to Seller any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

The Merger Agreement also provides that, following the election or appointment of Purchaser’s designees as directors pursuant to the Merger Agreement and prior to the Effective Time or termination of the Merger Agreement by Seller, the approval of a majority of the Independent Directors shall be required to authorize (i) any amendment or termination of the Merger Agreement on behalf of Seller, (ii) any extension by Seller of the time for the performance of any of the obligations of Parent or Purchaser under the Merger Agreement, or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Seller, (iii) any amendment of the articles of incorporation or bylaws of Seller that would adversely affect the ability of Seller to consummate the Offer or the Merger, and (iv) any other determination with respect to any action to be taken or not taken by or on behalf of Seller or the Seller Board relating to the Merger Agreement or the transactions contemplated thereby that is reasonably likely to adversely impact the holders of Company Shares. Such authorization shall constitute the authorization of the Seller Board and no other action on the part of Seller, including any action by any other director of Seller, shall be required to authorize such action. For purposes of the Merger Agreement, an “Independent Director” shall mean a member of the Seller Board who is independent for purposes of the continued listing requirements of NASDAQ.

In the event that Purchaser’s designees are elected or appointed to the Seller Board pursuant to the provisions of the Merger Agreement described in the immediately preceding paragraphs, then, until the Effective Time, Seller shall cause the Seller Board to maintain at least two (2) Independent Directors; provided, however, that, if any Independent Director is unable to serve due to death, disability or other reason, the remaining Independent Director(s) shall be entitled to elect or designate another individual to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) persons to fill such vacancies who are not employees, officers, directors or affiliates of Seller, Parent or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

Conduct of Business Pending the Merger. The Merger Agreement provides that between the date of the Merger Agreement and the earlier of (1) the Effective Time and (2) the date upon which Purchaser’s designees constitute a majority of the members of the Seller Board, Seller shall, and shall cause each of its subsidiaries to, (i) conduct its businesses in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws; (ii) use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers, employees, and consultants and to preserve its current relationships with its customers, suppliers, distributors, licensors, licensees and other persons with which its has business relations; and (iii) not take any action with an intent to adversely affect or delay in any material respect the ability of either Parent or Seller to obtain any necessary approvals of any regulatory agency or other governmental authority required for the Transactions. The Merger Agreement further provides that, except as (x) expressly contemplated by the Merger Agreement, (y) set forth in the disclosure schedule or (z) as required in compliance with all applicable laws, neither Seller nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

•	amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Seller or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, Company Stock Options or voting securities), of Seller or any of its subsidiaries, except for the issuance of Company Shares pursuant to exercises of stock options or vesting of Company RSUs outstanding on March 29, 2010 in accordance with the terms of those options or Company RSUs on the date of the Merger Agreement;

•	transfer, lease, sell, pledge, license, dispose of or encumber any material assets or properties of Seller or any of its subsidiaries, except in the ordinary course of business;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company subsidiary to Seller or another Company subsidiary);

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except (i) in accordance with agreements evidencing Company Stock Options, Company Restricted Stock or Company RSUs or (ii) tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs;

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(i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person; (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable law and only in the ordinary course of business; (iv) make, authorize, or make any commitment with respect to (A) any single capital expenditure or other expenditure that is, individually, in excess of $10,000 or (B) collectively, in the aggregate for Seller and its subsidiaries taken as a whole in excess of $50,000; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned Company subsidiary; or (vi) enter into or amend any contract, commitment or arrangement with respect to the foregoing;

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(i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by a Plan (as defined in the Merger Agreement) as existing as of March 29, 2010, to its directors, officers or employees, or other service providers, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting, or termination contract with, any director, officer or other employee or other service providers of Seller and of its subsidiaries, subject to certain exceptions, other than offer letters, employment agreements, or consulting agreements entered into in the ordinary course of business that are terminable at will and without material liability to Seller or any of its subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, work council, work force, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, except as required by applicable law or as necessary to maintain tax-qualified status or tax-favored treatment, or (iv) hire, elect or appoint any officer, director or employee holding a position of vice president or above;

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except as publicly announced prior to March 29, 2010, announce, implement or effect any reduction in labor force greater than five percent (5%) of the total Seller headcount, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Seller or any of its subsidiaries, other than routine employee terminations;

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enter into a new line of business that (A) is material to Seller and of its subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of Seller’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009;

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make or change any election, adopt or change any accounting period or any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Seller or any of its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Seller or any of its subsidiaries, destroy or dispose of any books and records with respect to tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a governmental authority if such election, adoption, change, amendment, agreement, settlement, surrender, consent, waiver, destruction or disposal would have the effect of materially increasing the tax liability of Seller or any of its subsidiaries for any period ending after the Effective Time;

•	settle any material claim, arbitration or other action;

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enter into any contract or amendment that would be a “Company Material Contract” (as defined in the Merger Agreement), amend or modify in any material respect in a manner that is adverse to Seller or its subsidiaries, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of Seller’s or any of its subsidiaries’ rights thereunder:

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enter into any contracts (i) under which Seller or any of its subsidiaries grants or agrees to grant to any third party any assignment, license, release, immunity or other right with respect to any of Seller’s intellectual property (other than non-exclusive licenses of software granted to customers in the ordinary course of business consistent with Seller’s or any of its subsidiaries’ past practices), (ii) under which Seller or any of its subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which Seller agrees to develop or create (whether jointly or individually) any material intellectual property, products or services; (iii) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent to (A) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the intellectual property or intellectual property rights of Parent; or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than, with respect to the Surviving Corporation only, in connection with non-exclusive licenses of software, or contracts for licenses to or other rights to use systems, entered into in the ordinary course of business consistent with past practice);

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enter into or amend any contract pursuant to which any other party is granted, or that otherwise subjects Seller or any of its subsidiaries or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation,” exclusive marketing or other exclusive rights of any type or scope that materially restrict Seller or any of its subsidiaries or, upon completion of the Offer or the Merger, Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location;

•	enter into any lease, sublease or license for real property or material operating lease;

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enter into or amend or otherwise modify any contract or arrangement with persons that are affiliates or are executive officers or directors of Seller, except as otherwise permitted or required by the Merger Agreement;

•	commence any material action, except as otherwise permitted or required by the Merger Agreement;

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delay the payment of any trade payables to vendors and other third parties or accelerate the collection of trade receivables and other receivables by offering discounts or otherwise, in each case outside the ordinary course of business consistent with past practices;

•	terminate, cancel, amend or modify any insurance coverage policy maintained by Seller or any of its subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage;

•	enter into, participate in, establish or join any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities; or

•	otherwise make a commitment, to do any of the foregoing.

Shareholders Meeting. The Merger Agreement provides that Seller will, if the approval of the Merger Agreement by Seller’s shareholders is required by applicable law in order to consummate the Merger, hold a meeting of its shareholders for the purpose of approving the Merger Agreement.

No Solicitation of Transactions. The Merger Agreement contains provisions prohibiting (subject to certain exceptions as described below and in the Merger Agreement) Seller and each of its subsidiaries, as well as prohibiting Seller and each of its subsidiaries from knowingly permitting their respective directors, officers, employees or agents (including financial and legal advisors and other representatives (collectively, “Representatives”), from directly or indirectly:

•	soliciting, initiating, knowingly encouraging or knowingly facilitating any Acquisition Proposal (as defined below) or the making of any Acquisition Proposal;

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entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or otherwise cooperating in any way with, any Acquisition Proposal;

•	waiving, terminating, modifying or failing to enforce any provision of any contractual “standstill,” confidentiality or similar obligation of any person other than Parent or its affiliates; or

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taking any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including the Indiana Business Combinations Statute, the Indiana Takeover Offers Statute and the Indiana Control Share Acquisitions Statute) or any restrictive provision of any applicable anti-takeover provision in Seller’s organizational documents, in each case inapplicable to any person (other than Parent, Purchaser or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, Seller shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions).

The Merger Agreement also provides that Seller shall, and shall cause its subsidiaries and instruct its and its subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below), (ii) request the prompt return or destruction of all confidential information previously furnished to such person(s) prior to the date of the Merger Agreement for the purpose of evaluating a potential Acquisition Proposal and (iii) use its reasonable best efforts to ensure compliance with such request.

However, at any time prior to the acceptance of Company Shares pursuant to the Offer, in response to an unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in a Superior Proposal (as defined below) by such party, and which Acquisition Proposal was made after the date of the Merger Agreement and did not result from a breach of the no solicitation provisions of the Merger Agreement, Seller may, subject to compliance with the provisions of the Merger Agreement that require Seller to keep Parent informed as to any Acquisition Proposal, (i) furnish information with respect to

Seller and its subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement containing confidentiality and standstill provisions not less restrictive of such person than the confidentiality agreement between Seller and Parent; provided, that, all such information has previously been provided to Parent or is provided to Parent prior to or concurrent with the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. In addition, prior to the first date on which any particular Company Shares are accepted for payment and paid for pursuant to the Offer, Seller may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such action is necessary to comply with its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which Seller or any of its subsidiaries is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to lead to, a Superior Proposal, that did not, in each case, result from a breach of the no solicitation provisions of the Merger Agreement.

The Merger Agreement also requires that Seller will promptly (in any event within the greater of one (1) business day or twenty-four (24) hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to Seller, Seller shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry). Seller shall keep Parent informed promptly on a current basis in all material respects of the status and details (including any change or proposed change to the terms thereof) of any Acquisition Proposal. Seller shall provide Parent with 48 hours prior notice of any meeting of the Seller Board (or such lesser prior notice as is provided to the members of the Seller Board) at which the Seller Board is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal to any such inquiry. Seller shall publicly reaffirm the Seller Board Recommendation (as defined below) within 10 business days of the commencement of any tender or exchange offer or public announcement or public notice to an Acquisition Proposal from a third party, after receipt of a written request from Parent to provide such reaffirmation, unless a Change in Recommendation (as defined below) is permitted pursuant to the provisions of the Merger Agreement.

The Merger Agreement also provides that neither the Seller Board nor any committee thereof will (i) (A) fail to make, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify (in a manner adverse to Parent or Purchaser), the adoption or recommendation by the Seller Board or any such committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement (the “Seller Board Recommendation”), (B) fail to recommend against acceptance of any tender offer or exchange other than the Offer for the Company Shares within ten (10) business days of the commencement of such offer, (C) adopt or recommend, or publicly propose to adopt or recommend, any Acquisition Proposal (any action described in (A)-(C) being referred to as a “Change in Recommendation”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Seller or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Acquisition Proposal (other than a confidentiality or standstill agreement entered into in accordance with the no solicitation provisions of the Merger Agreement) (an “Acquisition Agreement”).

Notwithstanding the foregoing, if the Seller Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law, the Seller Board may at any time prior to the Acceptance Date and solely in response to an “Intervening Event” (defined in the Merger Agreement as a material event relating to Seller or its subsidiaries which is (i) unknown to Seller Board as of the date of the Merger Agreement and (ii) becomes known to Seller Board prior to the Acceptance Date; provided, however, that in no event will the receipt of an Acquisition Proposal or Superior Proposal constitute an Intervening Event), effect a Change in Recommendation; provided, however, that the Seller Board may not effect a Change in Recommendation unless Seller shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, which notice shall specify the facts, circumstances and other conditions giving rise thereto, and prior to effecting such Change in Recommendation, Seller shall, and shall cause its representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary; and provided, further, that the Seller Board shall not be permitted to effect a Change in Recommendation pursuant to this paragraph with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to this paragraph).

Notwithstanding the foregoing, at any time prior to the acceptance of Company Shares pursuant to the Offer, the Seller Board may in response to an Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was not solicited, made after the date of the Merger Agreement, and did not result from a breach of the no solicitation provisions of the Merger Agreement (A) make a Change in Recommendation if the Seller Board determines in good faith (after consultation with outside counsel), in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law, or (B) cause Seller to terminate the Merger Agreement pursuant to its terms and concurrently with such termination enter into an Acquisition Agreement if Seller Board has concluded in good faith, after consultation with its outside counsel, in light of the receipt of such Superior Proposal, that failure to so terminate this Agreement would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law; provided, that, Seller shall not terminate the Merger Agreement pursuant to clause (B) and any purported termination pursuant to clause (B) shall be void and have no force and effect, unless concurrently with such termination Seller pays by wire of immediately available funds the Fee (as described below); provided, further, that (1) no Change in Recommendation may be made and (2) no termination of the Merger Agreement by Seller pursuant to clause (B) of this sentence may be made unless (i) Seller has provided Parent four (4) business days prior written notice advising Parent that the Seller Board intends to make a Change in Recommendation (a “Notice of Designated Superior Proposal”) which shall describe the terms and conditions of the Superior Proposal that is the basis for the proposed action by the Seller Board (the “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a new three (3) business day notice period); (ii) during such four (4) business day or three (3) business day period, as applicable, if requested by Parent, the Seller Board shall engage in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal; and (iii) at the end of such four (4) business day or three (3) business day period, as applicable, if such Acquisition Proposal has not been withdrawn and the Seller Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (taking into account any proposals for changes to the terms of the Merger Agreement proposed by Parent in response to a Notice of Designated Superior Proposal, as result of the negotiations required by clause (ii) or otherwise).

The Merger Agreement does not prohibit Seller or the Seller Board from (i) making any disclosure to the holders of Company Shares if the Seller Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would reasonably be expected to result in a breach by the Seller Board of its fiduciary duties under applicable law (provided that each such disclosure shall include a public reaffirmation of the Seller Board Recommendation), or (ii) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making a statement required by Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that, such disclosure, other than a “stop, look and listen” communication of this type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Change in Recommendation unless the Seller Board expressly publicly reaffirms the Seller Board Recommendation in such communication; and provided further that this paragraph shall not be deemed to permit the Seller Board or any committee thereof to make a Change in Recommendation except as expressly permitted by the Merger Agreement.

As used in the Merger Agreement, an “Acquisition Proposal” is any proposal, offer or indication of interest from a third party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any subsidiary of Seller) or businesses that constitute fifteen percent (15%) or more of the revenues, net income or assets of Seller and the Seller’s subsidiaries, taken as a whole, or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of Seller or any of its subsidiaries; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of Seller or any of its subsidiaries that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of any class of equity securities of Seller or any of its subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, liquidation, dissolution, joint venture, share exchange or similar transaction involving Seller or any of its significant subsidiaries, in each case other than the Offer, the Merger, and the transactions otherwise permitted under the provisions of the Merger Agreement relating to conduct of Seller’s business pending the merger.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal, which did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement, made by a third party that, if consummated, would result in such third party’s (or its shareholders) owning, directly or indirectly, greater than 50% of the equity securities of Seller (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Seller any of its subsidiaries, taken as a whole and that (i) Seller Board determines in good faith (in accordance with written advice of a financial advisor of nationally recognized reputation and its outside legal counsel) to be more favorable from a financial point of view to Seller’s shareholders than the Offer and the Merger (taking into account all terms and conditions of such proposal and of the Merger Agreement including (1) any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise, (2) whether the proposal is reasonably capable of being completed by such third party (taking into account, among other things, the expectation of obtaining required regulatory approvals) and (3) if financing is required, whether such financing is reasonably available to the third party).

Directors’ and Officers’ Indemnification and Insurance. Parent agreed, pursuant to the Merger Agreement, from and after the Effective Time, to cause the Surviving Corporation to fulfill and honor in all respects the obligations of Seller pursuant to any indemnification, exculpation or advance of expense or similar agreement by Seller or any of its subsidiaries in favor of any present and former director, officer, employee, fiduciary or agent of Seller and any of its subisidiaries (and all other indemnification agreements of Seller that are on terms substantially similar to the indemnification agreements) and any indemnification, exculpation or advancement of expenses provisions under the articles of incorporations or bylaws (or comparable organizational documents) as in effect immediately prior to the Acceptance Date; provided, that, such obligations shall be subject to any limitation imposed from time to time under applicable law.

Prior to the Effective Time, Seller shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance in respect of acts or omissions occurring prior to the Effective Time covering each person who is as of the date of the Merger Agreement or was prior to the Effective Time an officer or director of Seller or any of its subsidiaries and each person who is now or was prior to the Effective Time an officer or director of Seller or any of its subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of Seller or any of its

Subsidiaries (within the meaning of Section 3(3) of ERISA) covered as of the date of the Merger Agreement by Seller’s director and officer insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying this obligation, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 200% of the amount per annum Seller paid in its last full fiscal year, which amount Seller has disclosed to Parent prior to the date of the Merger Agreement. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the date upon which Purchaser first accepts and pays for Company Shares in the Offer, Seller may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to this paragraph shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this paragraph.

Parent agreed, pursuant to the Merger Agreement, that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, shall assume the obligations set forth in the Merger Agreement.

HSR Act Filing and International Antitrust Notifications. The Merger Agreement provides that as promptly as possible after the execution of the Merger Agreement, if required by law, each of Parent and Seller shall comply with all domestic and foreign regulatory approvals necessary to consummate the Merger. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

•	if required by applicable law, the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the Company Shares;

•

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”) that is then in effect and has the effect of preventing or prohibiting the consummation of the Merger provided, however, that each of the parties hereto shall use their reasonable best efforts to have any such Order vacated; and

•	Purchaser or its permitted assignee shall have accepted for payment all Company Shares validly tendered and not withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Acceptance Date, notwithstanding any requisite approval of the Merger Agreement, the Offer, and the Merger by Seller’s shareholders, in the following manner:

•	by mutual written consent of Parent and Seller;

by either Parent, Purchaser or Seller,

•

if the Acceptance Date shall not have occurred on or before September 30, 2010; provided, however, that such date shall be automatically extended to December 31, 2010 if all of the offer conditions (other the Minimum Condition and the condition related to HSR Act and required regulatory approvals) shall have been satisfied or waived pursuant to the terms hereof as of the initial Outside Date (prior to such extension, “Outside Date” shall mean September 30, 2010, and from and after such extension, “Outside Date” shall mean December 31, 2010); provided, further, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial and primary cause of, or resulted in, the failure of such acceptance to occur on or before such date;

•

if the Offer (as it may have been extended pursuant to the Merger Agreement) expires as a result of the non-satisfaction of one or more Tender Conditions in a circumstance where Purchaser has no further obligation to extend the Offer pursuant to the terms of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the non-satisfaction of any tender conditions or the termination or withdrawal of the Offer pursuant to its terms without any Company Shares being purchased;

•

if any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other law that (i) makes acceptance for payment of, or payment for, the Company Shares or consummation of the Merger illegal or otherwise prohibited, or (ii) enjoins Purchaser from accepting for payment, or paying for, the Company Shares pursuant to the Offer or Parent and Seller from consummating the Merger and, in each case, such order, injunction, judgment, judicial decision, decree, ruling or law shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable efforts to have such order, injunction, judgment, judicial decision, decree or ruling avoided or lifted; or

by either Parent or Purchaser,

•

if there is an inaccuracy in Seller’s representations in the Merger Agreement, or a breach by Seller of its covenants in the Merger Agreement, in either case such that the related events set forth in Annex A of the Merger Agreement, as described in Section 15 — “Conditions to the Offer,” shall have occurred; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Seller is notified in writing by Parent of such breach, Parent and Purchaser may not terminate the Merger Agreement pursuant to this paragraph (x) prior to such date if Seller is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•

if following the execution and delivery of the Merger Agreement, there shall have occurred a Material Adverse Effect that is continuing (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Material Adverse Effect);

•

if any of the following shall have occurred: (i) the Seller Board or any committee thereof shall have made a Change in Recommendation; (ii) the Seller Board shall have failed to reconfirm the Seller Board Recommendation, without any conditions attached thereto, within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) Seller shall have failed to include the Seller Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Seller Board Recommendation in the Offer to Purchase; (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement); or

by Seller

•

if there is an inaccuracy in Parent’s or Purchaser’s representations herein, or a breach by Parent or Purchaser of its covenants herein, in either case that would reasonably be expected to be materially adverse to Parent’s or Purchaser’s ability to purchase and pay for the Company Shares (assuming all Company Shares were validly tendered and not withdrawn pursuant to the Offer); provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by Seller of such breach, Seller may not terminate the Merger Agreement pursuant to this paragraph (x) prior to such date if Parent and Purchaser are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•

in order to enter into an definitive agreement with respect to a Superior Proposal in accordance with the non-solicitation provisions of the Merger Agreement; provided, however, that in the event of any termination of the Merger Agreement by Seller pursuant to the termination right described in this paragraph, Seller shall pay to Parent the Fee (as defined below) concurrently with such termination.

Fee and Expenses. The Merger Agreement contemplates that a termination fee of $6,600,000 (the “Fee”) will be payable by Seller to Parent under any of the following circumstances:

•

the Merger Agreement is terminated by Parent, Purchaser or Seller pursuant to their right to so terminate if the Acceptance Date shall not have occurred by the Outside Date, and (x) an Acquisition Proposal by a third party shall have been publicly announced after March 29, 2010 and prior to termination of the Merger Agreement and (y) within 12 months after such termination (A) Seller enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (with all references to 15% in the definition of Acquisition Proposal in the Merger Agreement being treated as references to 50.1% for purposes of this paragraph);

•

the Merger Agreement is terminated by Parent, Purchaser or Seller pursuant to their right to so terminate if the Offer expires as a result of the non-satisfaction of one or more offer conditions in a circumstance where Purchaser has no further obligation to extend the Offer, but only if all conditions to the Offer described in Annex A to the Merger Agreement (other than the Minimum Condition) shall have been satisfied or, other than with respect to certain conditions relating to required regulatory approvals, actions by a governmental authority, or laws, waived prior to such termination and (x) an Acquisition Proposal by a third party shall have been publicly announced after the date hereof and prior to such termination and (y) within 12 months after such termination (A) Seller enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (with all references to 15% in the definition of Acquisition Proposal in the Merger Agreement being treated as references to 50.1% for purposes of this paragraph);

•

the Merger Agreement is terminated by either Parent or Purchaser, because any of the following shall have occurred: (i) the Seller Board or any committee thereof shall have made a Change in Recommendation; (ii) the Seller Board shall have failed to reconfirm the Seller Board Recommendation within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) Seller shall have failed to include the Seller Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Seller Board Recommendation in the Offer to Purchase; or

•	the Merger Agreement is terminated by Seller in order to enter into a definitive agreement with respect to a Superior Proposal.

Subject to the following paragraph, all costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer and the Merger are consummated.

If the Merger Agreement is terminated by Parent pursuant to Parent’s termination rights relating to an inaccuracy in Seller’s representations in the Merger Agreement, or a breach by Seller of its covenants in the Merger Agreement, or the occurrence of a Material Adverse Effect that is continuing, as discussed above under the caption “Termination,” and neither Parent nor Purchaser is in material breach of their respective agreements contained in Merger Agreement or their respective representations contained in the Merger Agreement, Seller shall, reimburse each of Parent and Purchaser and their affiliates for all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Offer and the Merger or structuring the Offer and the Merger and all fees and expenses of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Offer and the Merger, including the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Offer and the Merger and any financing commitments or agreements relating thereto in an amount not to exceed $2,500,000.

Amendment. The Merger Agreement may be amended by the parties to the Merger Agreement at any time prior to the Effective Time. However, after approval of the Merger Agreement and the Offer and the Merger by the shareholders of Seller, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger.

Support Agreement. The following is a summary of the Support Agreement, which is filed as an Exhibit to the Schedule TO, and is incorporated herein by reference. The summary is qualified in its entirety by reference to the Support Agreement.

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Support Agreement dated March 29, 2010 (the “Support Agreement”) with Gerald R. Dinkel, Jack A. Henry, Brian R. Kahn, Melvin L. Keating, Kenneth J. Krieg, Paul D. Quadros, Dan Tarantine and Thomas J. Toy (each a “Shareholder”). Collectively, the Shareholders directly or indirectly own 5,691,035 Company Shares, representing approximately 24% of the Company Shares outstanding on the date of the Merger Agreement.

The Support Agreement provides that if any of the Company Shares owned by the Shareholder (the “Subject Shares”) have not been previously accepted for payment and paid for by Purchaser pursuant to the Offer, then each Shareholder agrees to vote, or cause his Subject Shares to be voted, (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Seller or any of its subsidiaries, or (C) any other proposal or transaction the approval of which is intended or could reasonably be expected to impede, interfere with, prevent, postpone, discourage, frustrate or materially delay the Offer or the Merger and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any meeting of shareholders, and in connection therewith to execute any documents reasonably requested by Parent which are necessary or appropriate in order to effectuate the foregoing. Each Shareholder also agrees that he will not, directly or indirectly: (a) transfer or consent to or permit any such transfer of any or all of his Subject Shares, or any interest therein, or create, agree to create or voluntarily permit to exist any lien, other than any restrictions imposed by applicable law or pursuant to the Support Agreement, on any such Subject Shares, (b) enter into any contract with respect to any transfer of such Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (d) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (e) take, agree to take or voluntarily permit any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of each Shareholder therein untrue or incorrect; provided, however, that the Shareholder may determine, in his sole discretion, to tender the Subject Shares in the Offer, but is under no obligation to do so.

The Support Agreement will terminate automatically, without any notice or other action by any person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

12. Purpose of the Offer; Plans for Seller.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Seller. Pursuant to the Merger Agreement, Microsemi is entitled as soon as practicable after consummation of the Offer to seek representation on the Seller Board proportionate to its ownership of Company Shares and to seek to have Seller consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger, the outstanding Company Shares not owned by Microsemi or its subsidiaries (including Purchaser) will be converted into the right to receive cash in an amount equal to the price per Company Share provided pursuant to the Offer.

Approval. Under the Indiana Business Corporation Law (the “IBCL”), the adoption of the Seller Board and the affirmative vote of the holders of a majority of the outstanding Company Shares may be required to approve the Merger Agreement and the transactions contemplated thereby including the Merger. The Seller Board has unanimously adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the IBCL described below, the only remaining required corporate action of Seller is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares. If shareholder approval for the Merger is required, Microsemi intends to cause the Seller Board to set the record date for the shareholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders.

Shareholder Meetings. In the Merger Agreement, Seller has agreed, if a shareholder vote is required, to convene a meeting of its shareholders following consummation of the Offer for the purpose of considering and voting on the Merger. Seller, acting through its Board of Directors, has further agreed that, if a shareholders’ meeting is convened, the Seller’s Board shall recommend that shareholders of Seller vote to approve the Merger Agreement and the Merger. At any such meeting, all of the Company Shares then owned by Microsemi and Purchaser and by any of Microsemi’s other subsidiaries, and all Company Shares for which Seller has received proxies to vote, will be voted in favor of approval of the Merger Agreement and the Merger.

Board Representation. See Section 11 — “The Transaction Documents” of this Offer to Purchase. Microsemi currently intends to designate a majority of the directors of Seller following consummation of the Offer. It is currently anticipated that Purchaser will designate James J. Peterson and John W. Hohener to serve as directors of Seller following consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over Seller’s conduct of its business and operations. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 being mailed to shareholders herewith are being provided in accordance with the requirements of Section 14(f) of the 1934 Act and Rule 14f-1 thereunder.

Short-form Merger. Under the IBCL, if Purchaser holds, together with all Company Shares held by Parent, pursuant to the Offer or otherwise, at least 90% of the outstanding Company Shares, Purchaser will be able to approve the Merger without a vote of Seller’s shareholders. In such event, Parent and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of Seller’s shareholders. However, if Purchaser does not hold, together with all Company Shares held by Parent at least 90% of the outstanding Company Shares pursuant to the Offer or otherwise, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, Seller has agreed to convene a meeting of its shareholders as soon as practicable following consummation of the Offer to consider and vote on the Merger, if a shareholders’ vote is required.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Company Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Company Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one (1) year after the consummation of the Offer at the same per Company Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning Seller and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Plans for Seller. In connection with Microsemi’s consideration of the Offer, Microsemi has developed an initial plan, on the basis of available information, for the combination of the business of Seller with that of Microsemi. Microsemi intends to continue reviewing such information as part of a comprehensive review of Seller’s business, operations, capitalization and management with a view to optimizing development of Seller’s potential in conjunction with Microsemi’s existing business. This planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, Microsemi and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Seller or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in Seller’s Board or management, any material change in Seller’s capitalization or dividend policy or any other material change in Seller’s corporate structure or business.

Dissenters’ Rights. No dissenters’ rights are available in connection with the Offer. Holders of Company Shares currently have no dissenters’ rights. Chapter 23-1-44 of the IBCL provides that, so long as the Company Shares are registered on a U.S. securities exchange registered under the Exchange Act or traded on the NASDAQ National Market System or a similar market, shareholders will not be entitled to exercise dissenters’ rights with respect to the Merger. However, if the Company Shares are not so registered or traded on the record date for any shareholders’ meeting called to vote on the Merger (if any such vote is required), holders of Company Shares at the Effective Time of the Merger will have certain rights under Indiana law to dissent and demand payment of the fair value of their Company Shares. Dissenters’ rights will not be available for a merger effected pursuant to Indiana’s short-form merger provisions (where Purchaser acquires at least 90% of the outstanding Company Shares). To obtain fair value, a dissenting shareholder must notify Seller in writing of his or her intent to dissent, not vote in favor of the Merger and comply with other requirements under Indiana law. Fair value means the value of Company Shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless that exclusion would be inequitable. Fair value could be more or less than the Merger Consideration. See Section 13 — “Certain Effects of the Offer.”

13. Certain Effects of the Offer.

Market for the Company Shares. The purchase of Company Shares pursuant to the Offer will reduce the number of holders of Company Shares and the number of Company Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Company Shares held by shareholders other than Purchaser and Microsemi. Purchaser cannot predict whether the reduction in the number of Company Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Company Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Listing. Depending upon the number of Company Shares purchased pursuant to the Offer, the Company Shares may no longer meet the standards for continued inclusion in NASDAQ. If, as a result of the purchase of Company Shares pursuant to the Offer, the Company Shares no longer meet the criteria for continued inclusion in NASDAQ, the market for the Company Shares could be adversely affected. According to NASDAQ’s published guidelines, the Company Shares would not meet the criteria for continued inclusion in NASDAQ if, among other things, the number of publicly held Company Shares were less than 750,000, the aggregate market value of the publicly held Company Shares were less than $5,000,000 or there were fewer than two market makers for the

Company Shares. If, as a result of the purchase of the Company Shares pursuant to the Offer, the Company Shares no longer meet these standards, the quotations on NASDAQ will be discontinued. In the event the Company Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Company Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Company Shares at such time, the interest in maintaining a market in the Company Shares on the part of securities firms, the possible termination of registration of the Company Shares under the Exchange Act, and other factors.

Margin Regulations. The Company Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Company Shares. Depending upon factors similar to those described above regarding the market for the Company Shares and stock listings, it is possible that, following the Offer, the Company Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Company Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Seller to the SEC if the Company Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Company Shares under the Exchange Act would substantially reduce the information required to be furnished by Seller to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Seller, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Seller and persons holding “restricted securities” of Seller to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act were terminated, the Company Shares would no longer be “margin securities” or be eligible for listing on NASDAQ. Parent and Purchaser currently intend to seek to cause Seller to terminate the registration of the Company Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written consent of Microsemi, Seller will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividends on or other distributions (whether in cash, stock, property or otherwise) in respect of, any shares of its capital stock, other than dividends or distributions by a subsidiary of Seller to Seller or another subsidiary of Seller. Neither Microsemi nor Purchaser anticipate waiving this restriction or otherwise consenting to the payment of any dividend on Seller’s common stock. Accordingly, it is anticipated that no dividends will be declared or paid on the Company Shares following the date of the Merger Agreement.

15. Conditions of the Offer.

Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement and in addition to (and not in limitation of) Purchaser’s right to extend or amend the Offer at any time pursuant to the terms of the Merger Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Company Shares tendered pursuant to the Offer if:

(a)	there shall not have been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the “Expiration

Date”) at least that number of Company Shares that when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equals 50.1% of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including Seller’s outstanding Company RSUs and Company Stock Options, in each case, which are convertible or exercisable on or prior to the later of (i) September 30, 2010 and (ii) the Outside Date, as the same may be extended pursuant to the terms of the Merger Agreement (the “Minimum Condition”);

(b)	any applicable waiting period under the HSR Act shall not have been terminated or expired or been terminated prior to the expiration of the Offer, or any other required consents or approvals of any governmental authority of competent jurisdiction, the absence of which would reasonably be expected to dilute materially the anticipated benefits to Parent of the transaction, shall not have expired, been obtained or been terminated, as the case may be, prior to the expiration of the Offer;

(c)	there shall have been instituted any litigation, suit, claim, charge, action, hearing, proceeding, arbitration, or mediation, which is pending, by any governmental authority of competent jurisdiction, (i) challenging or seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit, the acceptance for payment, payment for or purchase of any Company Shares by Parent or Purchaser, or the consummation of the Merger; (ii) seeking, in connection with the Offer and Merger, to require Seller, Parent or Purchaser to take a Burdensome Action (as defined in Section 7.12(b) of the Merger Agreement); (iii) seeking to impose or confirm any material limitation on the ability of Parent or Purchaser to acquire, hold or exercise effectively full rights of ownership of any Company Shares, including the right to vote any Company Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to Seller’s shareholders; (iv) seeking to require divestiture by Parent or Purchaser of any Company Shares; or (v) that otherwise (individually or in the aggregate with all other such Actions) would have, or would reasonably be expected to have, a Material Adverse Effect;

(d)	there shall be any action taken, or any United States or non-United States law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a governmental authority of competent jurisdiction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Seller or any subsidiary or affiliate of Parent or Seller or (ii) the Offer or the Merger, in each case, of any governmental authority of competent jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (c) above;

(e)	any effect since March 29, 2010 shall have occurred that has had, or is reasonably likely to have, a Material Adverse Effect, and such effect shall be continuing;

(f)

(A) any representation or warranty of Seller set forth in the Merger Agreement, other than those regarding (i) the number of issued and outstanding Company Shares and Company Restricted Stock, (ii) the number of outstanding Company Stock Options, (iii) the number of outstanding Company RSUs, (iv) the absence of issued or outstanding shares of preferred stock of Seller, (v) other Seller securities, (vi) authority relative to the Merger Agreement, and (vii) certain environmental matters, shall not be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (B) any representation or warranty of Seller regarding (i) the number of issued and outstanding Company Shares and Company Restricted Stock, (ii) the number of outstanding Company Stock Options, (iii) the number of outstanding Company RSUs, (iv) the absence of issued or outstanding shares of preferred stock of Seller, and (v) other Seller securities, shall not be true and correct in all material respects as of the date of such representation and warranty (which for purposes hereof shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all material respects, so long as any inaccuracy in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Purchaser in the Offer and the Merger by more than $1,000,000), (C) any representation and warranty of Seller regarding certain environmental matters shall not be true and correct in all material respects as of immediately prior to the expiration of the Offer as though made on or as of such date and (D) any representation or warranty of Seller regarding authority relative to the Merger Agreement shall not be true and correct in all respects as of immediately prior to the expiration of the Offer as though made on or as of such date;

(g)	Seller shall have failed to comply with or perform in any material respect any covenants, obligations or agreements of Seller under the Merger Agreement and such failure shall not have been cured;

(h)	Seller shall not have at least $58,000,000 of cash and cash equivalents in the United States on its balance sheet as of immediately prior to the Expiration Date after making certain payments required by the Merger Agreement;

(i)	Seller shall not have furnished to Parent a certificate dated as of the date of determination signed on behalf of Seller by any of Seller’s chairman of the board of directors or its chief executive officer or such other officer serving in such capacity to the effect that the conditions in (f), (g) and (h) of the foregoing shall not have occurred; or

(j)	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time on or before the expiration of the Offer, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of Seller, no change may be made that decreases the price per Company Share payable in the Offer (except as provided in the Merger Agreement), changes the form of consideration payable in the Offer, decreases the number of Company Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in this Section 15 — “Conditions of the Offer,” extends the Offer other than as permitted by the Merger Agreement, or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

16. Certain Legal Matters; Regulatory Approvals.

General. Other than as set forth below, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16 — “Certain Legal Matters; Regulatory Approvals” based on its examination of publicly available information filed by Seller with the SEC and other publicly available information concerning Seller, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Seller’s business that might be adversely affected by Purchaser’s acquisition of Company Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Company Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Company Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Seller’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Company Shares thereunder. See Section 15 — “Conditions of the Offer.”

State Takeover Statutes. Seller is incorporated under the laws of the State of Indiana. In general, Chapter 23-1-43-18 of the IBCL prevents an “interested shareholder” (generally, as defined by Chapter 23-1-43-10 of the IBCL, a person who owns or has the right to acquire 10% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with an Indiana corporation for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. On March 29, 2010, prior to the execution of the Support Agreement and the Merger Agreement, the Seller Board unanimously determined that the Offer is fair to, and in the best interests of, Seller and its shareholder and adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, Section 23-1-43-18 is inapplicable to the Support Agreement, the Offer and the Merger.

In addition, Chapter 42 of the IBCL provides that, unless otherwise provided in an Indiana corporation’s articles of incorporation or bylaws before a control share acquisition occurs (described below), persons acquiring specified percentages of a corporation’s voting power (any such acquisition being referred to as a “control share acquisition”) have only such voting rights as may be granted in a resolution approved by shareholders of that corporation other than the person or entity holding the control shares (the “other holders”) and that the other holders would be entitled to special dissenters’ rights granted by Chapter 42. Prior to adopting resolutions adopting the Offer and the Merger, and prior to the execution and delivery of the Support Agreement and the Merger Agreement, the Seller Board amended the Company’s Bylaws to provide that Chapter 42 of the IBCL shall not apply to control share acquisitions of shares of any class of stock of Seller on or after March 29, 2010. Accordingly, those provisions are no longer applicable to Seller.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Company Shares, and we may be unable to accept for payment or pay for Company Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Company Shares. See Section 1 — “Terms of the Offer.”

United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the Company Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period, which begins when Parent has filed a Premerger Notification and

Report Form under the HSR Act with the FTC and the Antitrust Division, unless the FTC and Antitrust Division grant early termination of such waiting period. If the fifteen (15) calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m. the next business day. Seller must file a Premerger Notification and Report Form ten days after Parent files its Premerger Notification and Report Form. Parent and Seller filed a Premerger Notification and Report Form under the HSR Act with the FTC and Antitrust Division in connection with the purchase of Company Shares in the Offer and the Merger on March 31, 2010. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about April 15, 2010, unless the FTC and Antitrust Division grant early termination of the waiting period, or Parent receives a request for additional information or documentary material prior to that time. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten (10) calendar days following the date of Parent’s substantial compliance with that request. Only one (1) extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser’s acquisition of Company Shares in the Offer and the Merger. At any time before or after the purchase of Company Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Company Shares in the Offer and the Merger, the divestiture of Company Shares purchased in the Offer or the divestiture of substantial assets of Parent, Seller or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

17. Fees and Expenses.

Georgeson Securities Corporation (“GSC”) is acting as Dealer Manager in connection with the Offer, for which services GSC will receive customary compensation. Parent and Purchaser have agreed to reimburse GSC for reasonable costs and expenses incurred in connection with GSC’s engagement, and to indemnify GSC and certain related parties against specified liabilities. In the ordinary course of GSC’s businesses, GSC and its affiliates may actively trade or hold securities of Parent and Seller for the accounts of customers and, accordingly, GSC or its affiliates may at any time hold long or short positions in these securities or loans.

We have retained Georgeson Inc. to act as the Information Agent and Computershare Trust Company, N.A., to act as the depositary in connection with the Offer and the Merger. The Information Agent may contact holders of Company Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services and will be reimbursed for certain reasonable out-of-pocket expenses.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Company Shares in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one (1) or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Seller has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Seller Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning Seller” above.

Rabbit Acquisition Corp.

March 31, 2010

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

PARENT AND PURCHASER

1. Directors and Executive Officers of Parent. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five (5) years for each director and executive officer of Parent. The current business address of each person is 2381 Morse Avenue, Irvine, California 92614. The telephone number of each person is (949) 221-7100. Each such person is a citizen of the United States of America.

DIRECTORS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
James J. Peterson	Microsemi Board member since 2000 President and Chief Executive Officer since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009.

Dennis R. Leibel

Microsemi Board member since 2002

Chairman of the Board since July 2004; A retired financial and legal executive, private investor and consultant; Director of Commerce Energy Group, Inc., an electricity and natural gas marketing company based in Costa Mesa, California, from 2005 to 2008; Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, since 2006.

Thomas R. Anderson

Microsemi Board member since 2002

A retired executive and private investor; Former Vice President and Chief Financial Officer of QLogic Corporation, a storage networking technology supplier based in Aliso Viejo, California, from 1993 to 2002.

William E. Bendush

Microsemi Board member since 2003

A retired executive and private investor; Former Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, an information technology products supplier based in Sunnyvale, California, from 1999 to 2003; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, since 2008.

William L. Healey

Microsemi Board member since 2003

Consultant and private investor; Former President and Chief Executive Officer of Cal Quality Electronics, Inc., an electronics manufacturer based in Santa Ana, California, from 2002 to 2005; Director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997; Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, since 2007.

Paul F. Folino

Microsemi Board member since 2004

Executive Chairman of the Board of Emulex Corporation, an information technology products manufacturer based in Irvine, California, since 2006 and a Director of Emulex since 1993; Chairman of the Board of Emulex Corporation from 2002 to 2006; Chief Executive Officer of Emulex Corporation from 1993 to 2006.

Matthew E. Massengill

Microsemi Board member since 2006

Former Chairman of the Board of Western Digital Corporation, a computer storage technology provider based in Lake Forest, California, from 2001 to 2007; Executive Chairman of the Board of Western Digital Corporation from 2005 to 2007; Chief Executive Officer of Western Digital Corporation from 2000 to 2005; President of Western Digital Corporation from 2000 to 2002; Director of Western Digital Corporation since 2000; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, since 2008; Director of GT Solar International, Inc., a supplier of materials for solar cell and panel manufacturing based in Merrimack, New Hampshire, since 2008.

OFFICERS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
James J. Peterson	President and Chief Executive Officer since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009. Officer of Microsemi since 2000.

John W. Hohener

Executive Vice President since 2010; Chief Financial Officer and Secretary since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007; Executive Vice President and Chief Financial Officer of Biolase Technology, Inc., a medical technology company based in Irvine, California, from 2004 to 2006.

Officer of Microsemi since 2006.

Ralph Brandi	Executive Vice President, Chief Operating Officer since 2002; Vice President-Operations from 2000 to 2002. Officer of Microsemi since 2000.

John M. Holtrust	Senior Vice President of Human Resources since 2005; Vice President of Human Resources from 2000 to 2005. Officer of Microsemi since 2000.

Steven G. Litchfield

Executive Vice President, Chief Strategy Officer since 2009; Executive Vice President-Analog Mixed Signal Group from 2006 to 2009; Vice President-Corporate Marketing & Business Development from 2003 to 2006; Director of Business Development from 2001 to 2003.

Officer of Microsemi since 2003.

2. Directors and Executive Officers of Purchaser. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years for each director and executive officer of Purchaser. The current business address of each person is 2381 Morse Avenue, Irvine, California 92614. The telephone number of each person is (949) 221-7100. Each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
James J. Peterson

President and Chief Executive Officer since 2010; President and Chief Executive Officer of Microsemi since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009.

Officer and Director of Purchaser since 2010; Officer of Microsemi since 2000.

John W. Hohener

Chief Financial Officer since 2010; Executive Vice President of Microsemi since 2010; Chief Financial Officer and Secretary of Microsemi since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007; Executive Vice President and Chief Financial Officer of Biolase Technology, Inc., a medical technology company based in Irvine, California, from 2004 to 2006.

Officer and Director of Purchaser since 2010; Officer of Microsemi since 2006.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Company Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

If delivering by mail: Computershare Trust Company, N.A c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI, 02940-3011	If delivering by overnight delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA, 02021

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll-Free: (866) 729-6799

The Dealer Manager for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Please Call Toll-Free:

(800) 445-1790